As filed with the Securities and Exchange Commission on September 12, 2025

Registration No. 333-218369

Registration No. 333-272787

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-218369

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-272787

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SKECHERS U.S.A., INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4376145
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

228 Manhattan Beach Boulevard Manhattan Beach, California	90266
(Address of principal executive offices)	(Zip Code)

Skechers U.S.A., Inc. 2018 Employee Stock Purchase Plan

Skechers U.S.A., Inc. 2023 Incentive Award Plan

Skchers U.S.A., Inc. 2017 Incentive Award Plan

(Full titles of the plans)

Robert Greenberg

Chairman of the Board and Chief Executive Officer

Skechers U.S.A., Inc.

228 Manhattan Beach Boulevard

Manhattan Beach, California 90266

(Name and address of agent for service)

(310) 318-3100

(Telephone number, including area code, of agent for service)

Copy to:

Scott A. Barshay, , Esq.

Laura C. Turano , Esq.

Dotun Obadina, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas New York, New York 10019

Tel: (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF

SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following registration statements on Form S-8 (together, the “Registration Statements”) filed by Skechers U.S.A., Inc. (the “Company”):

•

The Registration Statement on Form S-8 (Registration No. 333-218369), filed with the Securities and Exchange Commission (“SEC”) on May 31, 2017, registering 5,000,000 shares of the Company’s Class A common stock, $0.001 par value (the “Class A Common Stock”) (the “2018 Plan Shares”) to be issued to participants under the Company’s 2018 Employee Stock Purchase Plan (the “2018 Plan”) and 10,000,000 shares of the Class A Common Stock (the “2017 Plan Shares”) under the Company’s 2017 Incentive Award Plan (the “2017 Plan”).

•

The Registration Statement on Form S-8 (Registration No. 333-272787), filed with the SEC on June 20, 2023, registering 7,500,000 of shares of the Class A Common Stock (the “2023 Plan Shares,” and together with the 2017 Plan Shares and the 2018 Plan Shares, the “Shares”) under the Company’s 2023 Incentive Award Plan (the “2023 Plan,” and together with the 2018 Plan and the 2017 Plan, the “Plans”).

The Company is no longer issuing securities under the Plans. These Post-Effective Amendments to the Registration Statements are being filed in order to deregister all Shares that were registered under the Registration Statements and remain unissued under the Plans.

As previously disclosed by the Company on a Current Report on Form 8-K filed with the SEC on September 12, 2025, on September 12, 2025 the Company merged with and into the Beach Acquisition Merger Sub, Inc., a Delaware corporation and a subsidiary of Beach Acquisition Co Parent, LLC, a Delaware limited liability company (the “Merger”), with the Company surviving the Merger as a subsidiary of Beach Acquisition Co Parent, LLC (the “Transaction”).

In connection with the Transaction, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister all such securities of the Company registered under the Registration Statements that remain unsold as of the effective time of the Transaction, if any.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Manhattan Beach, California, on this 12th day of September, 2025. The following person is signing these Post-Effective Amendments on behalf of the registrant in reliance upon Rule 478 under the Securities Act.

SKECHERS U.S.A., INC.

By:	/s/ John Vandemore
Name: John Vandemore
Title: Chief Financial Officer and Treasurer